Wellesley Bancorp, Inc. Reports Record Results for the Three and Nine Months Ended September 30, 2019

WELLESLEY, Mass., Oct. 24, 2019 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported record net income of $2.0 million and $4.8 million for the three and nine months ended September 30, 2019, respectively. These results compare to net income of $1.6 million and $4.4 million for the three and nine months ended September 30, 2018, respectively. The results for the quarter represent an increase of 30.8% as compared to the prior year third quarter results.

Diluted earnings per share were $0.80 and $1.91 for the three and nine months ended September 30, 2019, respectively. Total assets were $985.9 million at September 30, 2019, an increase of $114.4 million, or 13.1%, from December 31, 2018 as net loans increased $88.6 million, funded by an increase in FHLB borrowings and deposits.

Thomas J. Fontaine, President and Chief Executive Officer, said, "I am pleased with our third quarter performance. We continue to grow our loan portfolio with high quality, profitable loans. Commercial loan growth in particular, has generated unprecedented fee income this quarter. On the other hand, yield curve inversion continues to put downward pressure on the net interest margin."

Third Quarter Earnings
Net income totaled $2.0 million for the three months ended September 30, 2019, an increase of $479 thousand or 30.8% as compared to $1.6 million for the three months ended September 30, 2018. For the three months ended September 30, 2019, net interest income plus non-interest income increased $1.0 million and a decrease in the provision for loan losses of $60 thousand was partially offset by an increase in non-interest expenses of $418 thousand and an increase in taxes of $194 thousand.

Net Interest Income. Net interest income increased $630 thousand, or 10.0%, to $6.9 million for the three months ended September 30, 2019, as compared to the three months ended September 30, 2018. This increase was driven primarily by the growth of our loan portfolio and increased yields, partially offset by growth in deposits and higher interest rates on deposits. The yield on earning assets for the three months ended September 30, 2019 was 4.38%, an increase of 23 basis points from the comparable three months in 2018. Deposit and borrowing average rates were 1.89% for the third quarter 2019, an increase of 46 basis points from the third quarter 2018. The net interest margin decreased to 2.87% for the 2019 third quarter, compared to 3.02% for the 2018 third quarter, reflecting the increase in deposit and borrowing costs between the two periods partially offset by the increase in earning asset yields.

Loan Loss Provision. Provision expense was $70 thousand for the three months ended September 30, 2019, a decrease of $60 thousand from the comparable three months in 2018. The provision reflects management's estimate of loan losses based upon historical loan portfolio performance, loan mix, as well as other qualitative factors.

Non-Interest Income. Non-interest income totaled $962 thousand for the three months ended September 30, 2019, an increase of $401 thousand, or 71.5%, compared to the prior year period. Wealth management fees totaled $402 thousand, compared to $407 thousand for the three months ended September 30, 2018. Total assets under management at Wellesley Investment Partners, including the Bank's investment portfolio, were $406.6 million at September 30, 2019, as compared to $435.7 million at September 30, 2018. The reduction in AUM is due to a recent sale of $28.4 million of the Bank's investment portfolio. Income from mortgage banking activities increased $67 thousand, primarily due to higher volume of sales of residential mortgage loans as compared to the prior year. All other non-interest income increased $339 thousand primarily due to an increase in fees on customer interest rate swaps.

Non-Interest Expenses. Total non-interest expenses were $5.0 million in the three months ended September 30, 2019, an increase of $418 thousand, or 9.1%, compared to the prior year period. Salaries and benefits increased $392 thousand to $3.1 million for the three months ended September 30, 2019 as compared to the same period ended September 30, 2018. The increase is due to annual merit increases and promotions along with the addition of new staff. Occupancy and equipment increased $60 thousand due to the relocation of business operations to our new home office location and increases in rent expense. Data processing costs increased $60 thousand associated with increased business volumes. Professional fees increased $32 thousand due mainly to higher legal expenses. FDIC insurance costs decreased $139 thousand primarily due to a one-time small bank assessment credit.

Income Tax Provision. Income tax provision increased by $194 thousand for the three months ended September 30, 2019 as compared to 2018. Our effective tax rate for the three months ended September 30, 2019 was 27.2% compared to 26.6% in 2018, primarily related to the sale of a portion of the municipal securities portfolio.

Year to Date Earnings
Net income totaled $4.8 million for the nine months ended September 30, 2019, an increase of $429 thousand or 9.7% as compared to $4.4 million for the nine months ended September 30, 2018. For the nine months ended September 30, 2019, compared to 2018, net interest income plus non-interest income increased $2.4 million, offset by an increase in non-interest expenses of $1.7 million, an increase in the provision for loan losses of $90 thousand, and an increase in the tax provision of $172 thousand.

Net Interest Income. Net interest income increased $1.7 million, or 9.1%, to $20.1 million for the nine months ended September 30, 2019, as compared to the nine months ended September 30, 2018. This increase was driven primarily by the growth of our loan portfolio and increased yields, partially offset by growth in deposits and higher interest rates on deposits. The yield on earning assets for the nine months ended September 30, 2019 was 4.42%, an increase of 33 basis points from the comparable nine months in 2018. Deposit and borrowing average rates were 1.84% for the nine months ended in 2019, an increase of 55 basis points from the nine months ended 2018. The net interest margin decreased to 2.95% for the 2019 nine month period, compared to 3.06% for the comparable 2018 period, reflecting the increase in deposit and borrowing costs between the two periods partially offset by the increase in earning asset yields.

Loan Loss Provision. Provision expense was $480 thousand for the nine months ended September 30, 2019, an increase of $90 thousand from the comparable nine months in 2018. Reasons for the higher provision include loan growth and a change in loan mix from 2018.

Non-Interest Income. Non-interest income totaled $2.5 million for the nine months ended September 30, 2019, an increase of $741 thousand, or 41.5%, compared to the prior year period. Income from mortgage banking activities increased $109 thousand, primarily due to higher volume of sales of residential mortgage loans as compared to the prior year. Wealth management fees increased $20 thousand, or 1.7%, compared to the nine months ended September 30, 2018. All other non-interest income increased $612 thousand primarily due to an increase in fees on customer interest rate swaps

Non-Interest Expenses. Total non-interest expenses were $15.5 million in the nine months ended September 30, 2019, an increase of $1.7 million, or 12.5%, compared to the prior year period. Salaries and benefits increased $1.1 million to $9.2 million for the nine months ended September 30, 2019 as compared to same period ended September 30, 2018. The increase is due to annual merit increases and promotions along with the addition of new staff. Occupancy and equipment increased $265 thousand due to the relocation of business operations to our new home office location and increases in rent expense. Professional fees increased $65 thousand due mainly to higher legal expenses. Data processing costs increased $196 thousand and other general administrative costs and advertising costs increased $205 thousand associated with increased business volumes. FDIC insurance costs decreased $150 thousand primarily due to a one-time assessment small bank credit.

Income Tax Provision. Income tax provision increased by $172 thousand for the nine months ended September 30, 2019 as compared to 2018. Our effective tax rate for the nine months ended September 30, 2019 was 27.1% compared to 26.9% in 2018, primarily related to the sale of a portion of the municipal securities portfolio.

Balance Sheet Growth
Total assets were $985.9 million at September 30, 2019, representing an increase of $114.4 million, or 13.1%, compared to $871.4 million at December 31, 2018. The increase was primarily related to net growth in the loan portfolio of $88.6 million, and the addition of an operating lease right-of-use asset of $6.9 million and an increase in cash and short-term investments of $38.7 million, partially offset by a reduction in investments of $33.0 million. Securities were sold in order to increase liquidity to pay down borrowings coming due in the fourth quarter. Total liabilities increased $107.8 million due to FHLB borrowings increasing $55.0 million, deposits increasing $40.8 million, and the addition of an operating lease liability of $6.9 million.

Loans. Gross loans totaled $833.0 million at September 30, 2019, an increase of $89.3 million, or 12.0%, as compared to December 31, 2018. Construction loans increased $44.0 million to $150.7 million at September 30, 2019, compared to $106.7 million at December 31, 2018. Commercial real estate loans increased $18.2 million to $166.2 million. Commercial and industrial loans increased $21.0 million to $87.9 million. Residential mortgage loans increased $8.6 million to $391.1 million at September 30, 2019.

Deposits. Deposits increased $40.8 million to $758.7 million at September 30, 2019 compared to $717.9 million at December 31, 2018. Money market accounts increased $76.9 million, or 37.7%, due to our success in attracting new deposit relationships. Demand deposits and NOW accounts increased $21.5 million, or 14.0%, to $175.3 million as growth was realized in both retail and commercial accounts. Certificates of deposit decreased $48.1 million, of which $32.5 million were brokered accounts, to $230.1 million. Savings accounts decreased $9.4 million to $72.8 million.

Borrowings. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, increased $55.0 million to $128.5 million, compared to $73.5 million at December 31, 2018 in order to supplement our supply of funds for loan growth.

Stockholders' Equity. Stockholders' equity increased $6.7 million to $71.8 million, primarily due to earnings and an increase in the fair values of available-for-sale securities at September 30, 2019 compared to December 31, 2018, partially offset by dividends paid. At September 30, 2019, the Company's ratio of stockholders' equity-to-total assets was 7.28%, compared to 7.47% at December 31, 2018.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton, Needham, and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 108 years.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 9,769	$ 7,941	$ 27,940	$ 22,702
Other interest and dividend income	756	675	2,104	1,916
Total interest and dividend income	10,525	8,616	30,044	24,618
Interest expense	3,622	2,343	9,993	6,238

Net interest income	6,903	6,273	20,051	18,380
Provision for loan losses	70	130	480	390

Net interest income, after provision for loan losses	6,833	6,143	19,571	17,990

Total non-interest income	962	561	2,526	1,785

Non-interest expenses:
Salaries and employee benefits	3,052	2,660	9,214	8,074
Occupancy and equipment	842	782	2,466	2,201
Data processing	325	265	930	734
FDIC insurance	11	150	336	486
Professional fees	191	159	637	572
Other general and administrative	579	566	1,871	1,666
Total non-interest expenses	5,000	4,582	15,454	13,733

Income before income taxes	2,795	2,122	6,643	6,042
Provision for income taxes	759	565	1,800	1,628

Net income	$ 2,036	$ 1,557	$ 4,843	$ 4,414

Other Data:
Return on average assets (1)	0.82%	0.74%	0.69%	0.72%
Return on average equity (1)	11.30%	9.83%	9.39%	9.62%
Net interest margin (1)	2.87%	3.02%	2.95%	3.06%
Earnings per common share:
Basic	$0.82	$0.65	$1.97	$1.84
Diluted	$0.80	$0.62	$1.91	$1.77
Weighted average shares outstanding:
Basic	2,472,267	2,408,091	2,454,103	2,398,671
Diluted	2,554,454	2,511,241	2,545,786	2,499,093
Stockholders' equity to total assets at end of period	7.28%	7.53%	7.28%	7.53%
Book value per common share at end of period	$27.94	$24.96	$27.94	$24.96
Effective tax rate	27.16%	26.63%	27.10%	26.94%
Nonperforming loans to total loans at end of period	0.14%	0.17%	0.14%	0.17%

(1) Three and nine month period annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$ 81,453	$ 42,750
Securities available for sale, at fair value	33,793	66,770
Federal Home Loan Bank of Boston stock, at cost	6,162	4,747
Loans held for sale	6,351	--

Loans	832,803	743,770
Less allowance for loan losses	(7,218)	(6,738)
Loans, net	825,585	737,032

Bank-owned life insurance	7,946	7,769
Operating lease, right-of-use asset	6,852	--
Premises and equipment, net	3,785	3,924
Other assets	13,940	8,428

Total assets	$ 985,867	$ 871,420

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 133,187	$ 116,926
Interest-bearing	625,558	601,005
Total Deposits	758,745	717,931

Short-term borrowings	51,000	15,000
Long-term debt	77,533	58,528
Subordinated debt	9,854	9,832
Lease liability	6,907	--
Accrued expenses and other liabilities	10,043	4,999
Total liabilities	914,082	806,290

Stockholders' equity	71,785	65,130

Total liabilities and stockholders' equity	$ 985,867	$ 871,420

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550